Exhibit 99.1

ITG RELEASES JANUARY 2016 U.S. TRADING VOLUMES

NEW YORK, February 8, 2016 — ITG (NYSE: ITG), a leading independent execution broker and financial technology provider, today announced that January 2016 U.S. trading volume was 3.0 billion shares and average daily volume (ADV) was 159 million shares. This compares to 2.8 billion shares and ADV of 129 million shares in December 2015 and 3.6 billion shares and ADV of 179 million shares in January 2015. There were 19 trading days in January 2016, 22 trading days in December 2015 and 20 trading days in January 2015.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT ® crossing network and the POSIT Alert® indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

January 2016	19	3,027,060,928	159,318,996	66,904,560	260	12,103,258	15,382	34,374

YTD 2016	19	3,027,060,928	159,318,996	66,904,560	260	12,103,258	15,382	34,374

*Excluding shares crossed through POSIT Alert from ITG algorithms

International Trading Activity

The average daily trading commissions in January 2016 in ITG’s Canadian, European and Asia Pacific businesses were up a combined 5% compared to the fourth quarter of 2015.

These statistics are preliminary and may be revised in subsequent updates and public filings. U.S. volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution broker and financial technology provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

###